BANK OF BOSTON

     BOSTON, April 20, 1995 -- Bank of Boston Corporation (NYSE: BKB) reported today first quarter net income of $125 million, or $1.04 per common share on a fully diluted basis. This compares with $121 million, or $1.01 per share, in the fourth quarter of 1994 and with net income before extraordinary items of $103 million, or $.85 per share, in the first quarter of 1994.

     First quarter highlights were:

     - Total revenues, excluding gains from the sales of businesses, grew to $646 million on a fully taxable equivalent basis, compared with $634 million in the prior quarter and $550 million in the first quarter of 1994;

     - On a fully taxable equivalent basis, operating income (before credit costs and gains from sales of businesses) improved to $265 million in the first quarter, compared with $256 million in the prior quarter and $209 million in the first quarter of 1994;

     -    Operating ratio improved further to 59.0% in the first quarter.
          This compares with 59.6% in the prior quarter and 62.0% in the first quarter of 1994;

     - Net interest margin in the first quarter rose to 4.56%, compared with 4.39% in the prior quarter and 3.80% in the first quarter of 1994;

     - Nonaccrual loans and OREO totaled $422 million at March 31, 1995, compared with $441 million at December 31, 1994 and $465 million at March 31, 1994;

     - Return on average common equity was 17.43% in the first quarter of 1995, compared with 16.86% in the prior quarter and 15.56% in the first quarter of 1994 (before extraordinary items). On this same basis, return on average assets was 1.19% in the first quarter of 1995, compared with 1.08% in the prior quarter and 1.01% in the first quarter of 1994.

BANK OF BOSTON

     During the first quarter, the Corporation also:

     - Recognized a pre-tax gain of $75 million ($30 million after-tax) from the sale of its Maine and Vermont banking subsidiaries early in the first quarter. The sale also removed $35 million of non-tax deductible goodwill from the balance sheet;

     - Strengthened loan loss reserves by recording a special $50 million ($29 million after-tax) loan loss provision, bringing the total provision to $90 million for the quarter. As a result, reserve coverage grew to nearly 200% of nonaccrual loans and 2.3% of total loans.

BANK OF BOSTON

NET INTEREST REVENUE

     Net interest revenue, on a fully taxable equivalent basis, was $427 million for the first quarter of 1995, compared with $435 million in the prior quarter and $342 million for the same period in 1994. Net interest margin was 4.56% for the first quarter of 1995, compared with 4.39% in the fourth quarter of 1994 and 3.80% in the first quarter of last year.

     The 17 basis point improvement in margin from the fourth quarter was mainly due to interest recoveries on loans, an increase in dividends from venture investments and wider spreads from Latin American operations. Net interest revenue, however, declined $8 million from the fourth quarter as a $1.4 billion decrease in average earning assets, principally due to the sale of the Maine and Vermont banking subsidiaries, more than offset the factors listed above which contributed to the margin improvement.

     The $85 million increase in net interest revenue and the 76 basis point improvement in net interest margin from the first quarter of 1994 reflected wider spreads from both domestic and international operations. Domestically, the Corporation benefited from loan yields growing at a faster pace than retail deposit rates, while the international improvement was primarily driven by Argentina and Brazil. Net interest revenue also benefited from higher domestic consumer and Latin American loan levels.

NONINTEREST INCOME

     Noninterest income is composed of the following:


 Fourth
Quarter                                             First Quarter
- -------                                             -------------
   1994   (in millions)                              1995   1994   Change
   ----                                              ----   ----   ------
   $105    Financial service fees                    $106   $ 92    $ 14
     53    Trust and agency fees                       53     48       5
      0    Trading profits and commissions              1      4      (3)
      3    Securities portfolio gains, net              6      4       2
      2    Mezzanine/venture capital profits, net      16     14       2
     11    Foreign exchange trading profits            12      9       3
     25    Other income                                24     37     (13)
   ----                                              ----   ----    ----
   $199        Subtotal                              $218   $208    $ 10
           Gains from sales of businesses:
      0      Maine/Vermont banking subsidiaries        75      0      75
      0      Domestic factoring business                0     27     (27)
   ----                                              ----   ----    ----

   $199        Total                                 $293   $235    $ 58
   ====                                              ====   ====    ====


     Early in the first quarter of 1995, the Corporation completed the sale of its Maine and Vermont banking subsidiaries and recorded a pre-tax gain of $75 million ($30 million after-tax). The effective tax rate applied to this gain is higher than the Corporation's normal effective tax rate due to the removal of $35 million in non-tax deductible goodwill from the Corporation's balance sheet.

     Noninterest income before gains from sales of businesses grew $19 million from the fourth quarter and $10 million from the first quarter of 1994. The increase from the fourth quarter was mainly due to a $14 million increase in mezzanine/venture capital profits reflecting a higher level of sales activity. The increase from the first quarter of last year reflected higher financial service fees, as well as higher trust and agency fees. The increase in trust and agency fees was due to increased volumes in the Latin American mutual fund and domestic stock transfer businesses. Other income in the first quarter of 1994 included net gains from the sale of securities originally acquired in connection with loan restructurings.

BANK OF BOSTON

FINANCIAL SERVICE FEES

     The components of financial service fees are as follows:


 Fourth
Quarter                                             First Quarter
- -------                                             -------------
   1994    (in millions)                             1995   1994   Change
   ----                                              ----   ----   ------
   $ 33    Deposit fees                              $ 30    $30    $ 0
     17    Letters of credit and acceptance fees       19     13      6
     17    Net mortgage servicing fees                 21     10     11
     16    Loan-related fees                           13     14     (1)
      0    Factoring fees                               0      2     (2)
     22    Other                                       23     23      0
   ----                                              ----    ---    ---
   $105        Total                                 $106    $92    $14
   ====                                              ====    ===    ===


     The increase in mortgage servicing fee income from prior year periods reflected higher levels of average servicing volume. The servicing portfolio stood at $38 billion at March 31, 1995 and December 31, 1994, compared with $29 billion at March 31, 1994. Letter of credit fees increased from prior period quarters mainly reflecting growth from international units, particularly Brazil. Loan-related fees declined from last quarter reflecting the particularly strong syndication volume that occurred during the fourth quarter of 1994. The decline in deposit fees from the fourth quarter was due, in part, to the sale of the Maine and Vermont banking subsidiaries ($1.3 billion of deposit volume).

NONINTEREST EXPENSE

     The components of noninterest expense are as follows:


 Fourth
Quarter                                             First Quarter
- -------                                             -------------
   1994    (in millions)                             1995   1994   Change
   ----                                              ----   ----   ------
   $213    Employee costs                            $217   $195    $22
     59    Occupancy & equipment                       59     56      3
     13    Professional fees                           13     12      1
     13    FDIC insurance premiums                     12     11      1
     80    Other                                       80     68     12
   ----                                              ----   ----    ---
    378      Noninterest expense before OREO costs    381    342     39
      4    OREO costs                                   2      5     (3)
   ----                                              ----   ----    ---
   $382        Total                                 $383   $347    $36
   ====                                              ====   ====    ===


     Noninterest expense before OREO costs, was $381 million in the first quarter of 1995, compared with $378 million in the prior quarter and $342 million for the same quarter in 1994. Using this expense base, the Corporation's operating ratio of expenses to revenue improved to 59.0% in the first quarter of 1995, compared with 59.6% in the fourth quarter of 1994 and 62.0% in the first quarter of last year.

     Compared with the fourth quarter of 1994, employee costs grew $4 million reflecting, in part, higher benefits expenses, higher costs in Latin America and the addition of Ganis Credit Corp. This was partially offset by a decline stemming from the sale of the Maine and Vermont banking subsidiaries. The total number of employees declined by approximately 400 from December 31, 1994 as reductions from the sale of the Maine and Vermont banking subsidiaries were partially offset by the addition of Ganis Credit Corp. and an increase in Latin America, as the Corporation continues its strategic expansion in this area.

BANK OF BOSTON

     Compared with the first quarter of 1994, noninterest expense before OREO costs, increased $39 million. This was mainly due to a $22 million increase in employee costs reflecting increases from the Corporation's Latin American and personal banking businesses coupled with higher levels of incentive compensation. Nonemployee costs grew $17 million reflecting higher levels of advertising and travel expense, increased amortization of goodwill stemming from the Corporation's 1994 acquisitions and the absence of a prior year property tax rebate.

CREDIT PROFILE
Loan and Lease Portfolio

     The segments of the lending portfolio are as follows:


(in millions)                                       3-31-95    12-31-94    9-30-94    6-30-94    3-31-94
                                                    -------    --------    -------    -------    -------
United States Operations:
  Commercial, industrial and financial              $11,684    $11,805     $11,987    $11,871    $12,064
  Commercial real estate
    Construction                                        355        354         464        499        542
    Other commercial real estate                      2,645      3,141       3,110      3,084      2,851
  Consumer-related loans
    Secured by 1-4 family residential properties      4,635      5,004       4,878      4,215      3,923
    Other                                             2,603      2,462       2,373      2,283      1,795
  Lease financing                                     1,350      1,366       1,312      1,263      1,257
  Unearned income                                      (216)      (216)       (199)      (198)      (202)
                                                    -------    -------     -------    -------    -------
                                                     23,056     23,916      23,925     23,017     22,230
                                                    -------    -------     -------    -------    -------
International Operations:
  Loans and lease financing, net of
    unearned income                                   7,383      7,089       6,956      6,949      6,324
                                                    -------    -------     -------    -------    -------
Total loans and lease financing                     $30,439    $31,005     $30,881    $29,966    $28,554
                                                    =======    =======     =======    =======    =======


     The decline in domestic loans and leases from December 31, 1994 reflected a $1.2 billion reduction from the sale of the Maine and Vermont banking subsidiaries. Excluding the effect of the Maine and Vermont sale, domestic loans and leases grew approximately $300 million due to higher levels of consumer-related loans. This increase reflected growth from Ganis Credit Corp. and Fidelity Acceptance Corp.

     The international portfolio increased by $294 million due, in part, to ongoing growth in the Latin American portfolio.

BANK OF BOSTON

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $422 million at March 31, 1995, compared with $441 million at December 31, 1994, and $465 million at March 31, 1994. The decline from December 31, 1994 is primarily due to the sale of the Maine and Vermont banking subsidiaries. Nonaccrual loans and OREO represented 1.4% of related assets at March 31, 1995 and December 31, 1994, compared with 1.6% at March 31, 1994.

     The components of consolidated nonaccrual loans and OREO are as follows:


(in millions)                                        3-31-95   12-31-94   9-30-94   6-30-94   3-31-94
                                                     --------  ---------  --------  --------  --------
Domestic nonaccrual loans:
  Commercial, industrial and financial                 $111       $113      $119      $131      $112
  Commercial real estate
    Construction                                         20         13        18        30        27
    Other commercial real estate                         97        106       119       160       134
  Consumer-related loans
    Secured by 1-4 family residential properties         45         44        35        30        17
    Other                                                21         24        15         9        13
                                                       ----       ----      ----      ----      ----
                                                        294        300       306       360       303
                                                       ----       ----      ----      ----      ----

International nonaccrual loans                           57         65        71        87        96
                                                       ----       ----      ----      ----      ----
    Total nonaccrual loans                              351        365       377       447       399
OREO                                                     71         76        93        71        66
                                                       ----       ----      ----      ----      ----
    Total                                              $422       $441      $470      $518      $465
                                                       ====       ====      ====      ====      ====


BANK OF BOSTON

Provision and Reserve for Credit Losses

     The reserve for credit losses at March 31, 1995 was $696 million, or 2.29% of outstanding loans and leases, compared with $680 million, or 2.19% at December 31, 1994, and $664 million, or 2.33% at March 31, 1994. The reserve for credit losses was 198% of nonaccrual loans at March 31, 1995, 186% at December 31, 1994, and 166% at March 31, 1994.

     The provision for credit losses was $90 million for the first quarter of 1995, including a special provision of $50 million reflecting management's intent to further strengthen the Corporation's loan loss reserve. Provisions in the fourth and first quarters of 1994 were $35 million and $45 million, respectively. The provision in the first quarter of 1994 reflected, in part, a transfer of assets to the accelerated disposition portfolio.

     Net credit losses were $42 million for the first quarter of 1995, compared with $31 million for the prior quarter and $32 million for the comparable period last year. The increase in net credit losses from the fourth quarter was partly due to a $7 million decline in recoveries. First quarter net credit losses in Argentina were virtually unchanged from the prior quarter. Net credit losses as a percent of average loans and leases on an annualized basis were .56% in 1995's first quarter, compared with .40% for the fourth quarter of 1994 and .46% for the first quarter of 1994.

     Net credit losses were as follows:


 Fourth
Quarter                                                          First Quarter
- -------                                                          -------------
   1994    (in millions)                                          1995  1994*
   ----                                                           ----  -----
           Domestic
    $ 4      Commercial, industrial and financial                 $ 8    $(2)
      8      Commercial real estate                                 6      7
             Consumer-related loans
      5        Secured by 1-4 family residential properties         4      3
      7        Other                                                8     11
      0      Lease financing                                        1      0
    ---                                                           ---    ---
     24        Subtotal                                            27     19
      7    International                                           15     13
    ---                                                           ---    ---
    $31        Total                                              $42    $32
    ===                                                           ===    ===



* Excludes credit losses related to the transfer of assets to the accelerated disposition portfolio.

BANK OF BOSTON

CAPITAL

     The Corporation's tier 1 capital, total capital and leverage ratios were 7.6%, 13.0% and 7.2%, respectively, at March 31, 1995, compared with 7.0%, 12.2% and 6.5%, respectively, at December 31, 1994. The improvement in these ratios reflected the sale of the Maine and Vermont banking subsidiaries which resulted in lower levels of risk adjusted assets and the removal of $35 million of goodwill from the Corporation's balance sheet. In addition, the tier 1 ratio benefited from the redemption of $94 million of the Corporation's convertible subordinated debentures. Substantially all of these debentures were converted into common stock by the holders prior to March 31.

THE CORPORATION

     Bank of Boston Corporation, New England's only global bank, with assets of $43.5 billion, is a superregional bank holding company that operates in three principal businesses: Personal Banking, Corporate Banking and Global Banking. Its major banking subsidiaries are The First National Bank of Boston, in Massachusetts, Bank of Boston Connecticut and Rhode Island Hospital Trust National Bank. The Corporation and its subsidiaries provide a broad range of financial services to individual, corporate, institutional and governmental customers, as well as to other banks in New England and in selected markets across the nation and around the world. The Corporation's common and preferred stocks are listed on the New York and Boston exchanges.

BANK OF BOSTON

                           CONSOLIDATED BALANCE SHEET

(dollars in millions)

December 31                                                                   March 31
- -----------                                                         ------------------
       1994                                                          1995       1994
       ----                                                         -------    -------
             Assets
               Securities:
    $ 1,703      Held to maturity                                   $ 1,857    $ 1,292
      2,997      Available for sale                                   2,388      1,897

     31,005    Loans and lease financing                             30,439     28,554
       (680)   Reserve for credit losses                               (696)      (664)
    -------                                                         -------    -------
     30,325      Net loans and lease financing                       29,743     27,890

      3,524    Other earning assets                                   3,286      4,761
      6,081    Cash and other nonearning assets                       6,188      6,584
    -------                                                         -------    -------
    $44,630      Total Assets                                       $43,462    $42,424
    =======                                                         =======    =======

             Liabilities and Stockholders' Equity
    $31,356    Deposits                                             $28,275    $28,153
      6,360    Funds borrowed                                         7,752      7,894
      2,169    Notes payable                                          2,093      1,949
      1,603    Other liabilities                                      2,014      1,481
    -------                                                         -------    -------
     41,488      Total Liabilities                                   40,134     39,477
    -------                                                         -------    -------

             Stockholders' Equity
        508    Preferred equity                                         508        508
      2,634    Common equity                                          2,820      2,439
    -------                                                         -------    -------
      3,142      Total Stockholders' Equity                           3,328      2,947
    -------                                                         -------    -------
    $44,630      Total Liabilities and Stockholders' Equity         $43,462    $42,424
    =======                                                         =======    =======


                           SELECTED AVERAGE BALANCES

    Quarter                                                           Quarters
      Ended                                                              Ended
December 31                                                           March 31
- -----------                                             ----------------------
       1994                                                  1995           1994
    -------                                                -------       --------
               Assets
    $31,076      Loans and lease financing                 $30,123        $28,615
      4,435      Securities                                  4,288          2,945
     39,349      Total earning assets                       37,987         36,502
     44,400      Total assets                               42,845         41,214
               Liabilities and Stockholders' Equity
     25,263      Interest bearing deposits                  24,145         23,485
      5,182      Noninterest bearing deposits                4,609          5,130
    -------                                                -------        -------
     30,445        Total deposits                           28,754         28,615
      2,141      Notes payable                               2,133          2,194
     34,598      Total interest bearing liabilities         33,562         31,709
      2,621      Common stockholders' equity                 2,699          2,434
      3,129      Total stockholders' equity                  3,207          2,942


                              NUMBER OF EMPLOYEES

                                      Mar 31     Dec 31     Mar 31
                                        1995       1994       1994
                                      ------     ------     ------
  Full time equivalent employees      17,926     18,355     18,496


BANK OF BOSTON

                        CONSOLIDATED STATEMENT OF INCOME

(dollars in millions, except per share amounts)

Quarter Ended                                                                 Quarters Ended
  December 31                                                                       March 31
- -------------                                                            -------------------
         1994                                                              1995       1994
     --------                                                            --------   --------
     $1,071.4    Interest income                                         $1,033.3   $  723.6
        638.0    Interest expense                                           607.4      382.9
     --------                                                            --------   --------
        433.4      Net interest revenue                                     425.9      340.7
         35.0    Provision for credit losses                                 90.0       45.0
     --------                                                            --------   --------
                   Net interest revenue after
        398.4       provision for credit losses                             335.9      295.7
     --------                                                            --------   --------
                 Noninterest income:
        105.5      Financial service fees                                   105.6       92.4
         53.1      Trust and agency fees                                     52.7       47.7
          (.1)     Trading profits and commissions                            1.1        3.9
          2.5      Securities portfolio gains, net                            6.1        3.9
         37.6      Other income                                             127.7       87.2
     --------                                                            --------   --------
        198.6        Total noninterest income                               293.2      235.1
     --------                                                            --------   --------
                 Noninterest expense:
        177.8      Salaries                                                 176.4      157.8
         35.1      Employee benefits                                         40.4       37.0
         34.4      Occupancy expense                                         34.9       31.9
         24.9      Equipment expense                                         24.1       23.6
        105.6      Other expense                                            105.3       91.1
     --------                                                            --------   --------
        377.8          Subtotal                                             381.1      341.4
          4.1      OREO costs                                                 2.1        5.3
     --------                                                            --------   --------
        381.9        Total noninterest expense                              383.2      346.7
     --------                                                            --------   --------

        215.1    Income before income taxes and extraordinary item          245.9      184.1
         94.3      Provision for income taxes                               120.6       81.4
     --------                                                            --------   --------
        120.8    Income before extraordinary item                           125.3      102.7
                 Extraordinary loss from early extinguishment of debt,
            0     net of tax                                                    0       (6.6)
     --------                                                            --------   --------
     $  120.8    NET INCOME                                              $  125.3   $   96.1
     ========                                                            ========   ========

                 PER COMMON SHARE:
                   Income before extraordinary item:
        $1.04        Primary                                             $   1.08   $    .88
        $1.01        Fully diluted                                       $   1.04   $    .85
                   Net income:
        $1.04        Primary                                             $   1.08   $    .82
        $1.01        Fully diluted                                       $   1.04   $    .79
        $ .27      Dividends declared                                    $    .27   $    .22

                 Average number of common shares, in thousands:
      107,108        Primary                                              107,278    106,198
      111,831        Fully diluted                                        111,820    110,817

        $ 9.4    Preferred dividends                                     $    9.4   $    9.3


BANK OF BOSTON

                                   OTHER DATA

(dollars in millions, except per share amounts)

Quarter Ended                                                                 Quarters Ended
  December 31                                                                       March 31
- -------------                                                            -------------------
         1994                                                              1995       1994
       ------                                                            --------   --------
                 NET INCOME BEFORE EXTRAORDINARY ITEM:
       $120.8      Net income                                             $125.3     $ 96.1
            0      Extraordinary item, net of tax                              0        6.6
       ------                                                             ------     ------
       $120.8        Net income before extraordinary item                 $125.3     $102.7
       ======                                                             ======     ======


       $ 1.04      Primary                                                $ 1.08     $  .88
       $ 1.01      Fully diluted                                          $ 1.04     $  .85

                 RETURN ON AVERAGE TOTAL ASSETS (ANNUALIZED):
         1.08%     Net income                                               1.19%       .95%
         1.08%     Net income before extraordinary item                     1.19%      1.01%

                 RETURN ON AVERAGE COMMON EQUITY (ANNUALIZED):
        16.86%     Net income                                              17.43%     14.47%
        16.86%     Net income before extraordinary item                    17.43%     15.56%

                 CONSOLIDATED NET INTEREST REVENUE AND MARGIN:
       $435.4      Net interest revenue, fully taxable equivalent basis   $427.4     $342.2
         4.39%     Net interest margin                                      4.56%      3.80%

         4.61%   DOMESTIC NET INTEREST MARGIN (ESTIMATED)                   4.85       4.06%



  December 31                                                                       March 31
- -------------                                                            -------------------
         1994                                                              1995       1994
     --------                                                            --------   --------
                 COMMON STOCKHOLDERS' EQUITY:
     $  2,634    Common stockholders' equity                             $  2,820   $  2,439
      106,547    Common shares outstanding, in thousands                  111,167    106,459
                 Per common share:
     $  24.72      Book value                                            $  25.36   $  22.91
        25.88      Market value                                             29.88      23.88

                 REGULATORY CAPITAL:
                 Risked-based capital ratios:                            Estimate
          7.0%     Tier 1 capital ratio (minimum required 4.00%)              7.6%       7.4%
         12.2%     Total capital ratio (minimum required 8.00%)              13.0%      12.7%
          6.5%   Leverage ratio                                               7.2%       6.9%
     $  2,874    Tier 1 capital                                          $  3,091   $  2,834
        4,974    Total capital                                              5,292      4,888
       40,786    Total risk-adjusted assets                                40,583     38,546


BANK OF BOSTON

                           RESERVE FOR CREDIT LOSSES

(dollars in millions)

Quarter Ended                                                                 Quarters Ended
  December 31                                                                       March 31
- -------------                                                            -------------------
         1994                                                              1995       1994
       ------                                                            --------   --------
       $676.5    Beginning balance                                       $680.2     $ 770.3

         35.0    Provision for credit losses                               90.0        45.0
                 Sale of Maine and Vermont banking subsidaries            (32.7)

        (50.0)   Credit losses                                            (53.5)      (45.7)
         18.7    Recoveries                                                11.5        13.6
       ------                                                            ------     -------
        (31.3)     Net credit losses before losses related to
                    accelerated disposition portfolio                     (42.0)      (32.1)

                 Credit losses related to exposures transferred to
            0     accelerated disposition portfolio                           0      (119.0)
       ------                                                            ------     -------

       $680.2    Ending balance                                          $695.5     $ 664.2
       ======                                                            ======     =======

         2.19%   Reserve as a % of loans and leases                        2.29%       2.33%
       ======                                                            ======     =======

          186%   Reserve as a % of nonaccrual loans                         198%        166%
       ======                                                            ======     =======


                               RENEGOTIATED LOANS

                                                           1994      1995
                          First    Second     Third      Fourth     First
                            Qtr       Qtr       Qtr         Qtr       Qtr
                          -----    ------     -----      ------     -----
Renegotiated loans         $116       $81       $72         $68       $43
                           ====       ===       ===         ===       ===
